Exhibit 99.1

Ore Pharmaceuticals Shareholders Approve One-for-Five Reverse Stock Split, Re-Election of Two Directors

Reverse stock split to be effective at 5:00 PM Eastern Time

GAITHERSBURG, Md.--(BUSINESS WIRE)--Ore Pharmaceuticals Inc. (NASDAQ:ORXE) announced today that, at its annual meeting, its stockholders approved a proposed one-for-five reverse stock split of the Company’s common stock, re-elected directors J. Stark Thompson, Ph.D. and Mark Gessler to terms expiring in 2011, and ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

The reverse stock split becomes effective as of 5:00 PM Eastern Time today, and will reduce the number of outstanding shares of the Company’s common stock from approximately 27.5 million shares to approximately 5.5 million shares. Ore Pharmaceuticals’ stock will trade under the symbol “ORXED” for 20 trading days to reflect the split, in compliance with NASDAQ rules, and will thereafter resume trading under the Company’s symbol “ORXE.”

The reverse stock split is intended to enable the Company to regain compliance with the NASDAQ Global Market’s minimum closing bid price requirement. As previously announced, NASDAQ notified the Company in December 2007 that the Company’s stock had closed below the $1.00 minimum bid price requirement for 30 consecutive trading days and had until June 11, 2008 to regain compliance with this requirement for continued listing on the NASDAQ Global Market. If the Company maintains a minimum closing bid price of $1.00 or more per share for a minimum of 10 consecutive trading days prior to June 11, 2008, the Company expects that it will receive a notification from NASDAQ that it has regained compliance with the listing requirement.

Ore Pharmaceuticals Overview

Ore Pharmaceuticals is a commercial drug development company. We apply our proprietary know how in integrative pharmacology to identify potential new uses for drug candidates. Our goal is to meet the demands of the pharmaceutical industry by supplying development stage drug compounds to enrich drug development pipelines. We do this in two ways: We identify uses for stalled or failed drug compounds provided by our pharmaceutical partners, and, for our own pipeline, we identify new uses for drug compounds available in the public domain. Our own pipeline may also include compounds that our pharmaceutical partners decide not to develop for new uses we identify. We currently have one compound, GL1001, in our own development pipeline for which we have identified potential new therapeutic uses to treat gastrointestinal inflammation, including inflammatory bowel disease (IBD, including ulcerative colitis and Crohn’s disease) and other conditions. GL1001 has shown indications of efficacy at relevant doses in in vivo testing for IBD. We intend to initiate clinical testing of GL1001 in 2008 while actively seeking to out-license or partner the further clinical development and commercialization of the compound. Visit us at orepharma.com or call 1-877-ORE-PHRM.

CONTACT:
Ore Pharmaceuticals Inc.
Philip L. Rohrer, Jr. (investors)
Chief Financial Officer
301-361-4400
prohrer@orepharma.com
or
Christopher Culotta (investors and media)
Senior Director, Strategic Communications
240-361-4433
cculotta@orepharma.com